CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-278281 on Form N-14, of our reports dated December 20, 2023 relating to the financial statements and financial highlights of TCW Relative Value Large Cap Fund and TCW Relative Value Dividend Appreciation Fund, each a series of TCW Funds, Inc., appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2023, and to the references to us under the headings “Service Providers” and “Financial Highlights”, which are part of such Registration Statement.

Los Angeles, California

May 3, 2024